SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  BCT Subsidiary Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                 345 Park Avenue, New York, New York 10154

           Telephone Number (including area code): (212) 754-5560

Name and address of agent for service of process:

                  Ralph L. Schlosstein,
                  345 Park Avenue
                  New York, New York 10154

With copies of Notices and Communications to:

                  Richard T. Prins, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently
with the filing of Form N-8A:  YES     NO  X



Item 1.  Name.
-------------

         BCT Subsidiary Inc.

Item 2 and 3.  State, Date and Form of Organization.
---------------------------------------------------

         The Registrant is a Maryland corporation incorporated under the laws of the State of Maryland on November 12, 1999.

Items 4 and 5.  Classification of Registrant.
--------------------------------------------

         The Registrant is a closed-end diversified management company.

Item 6.  Name and Address of Investment Advisor.
-----------------------------------------------

         The name and address of the Investment Advisor of the Registrant is:

                  BlackRock Financial Management, Inc.
                  345 Park Avenue
                  New York, New York  10154

Item 7.  Name and Address of Each Officer and Director of Registrant.
--------------------------------------------------------------------


Andrew F. Brimmer                      Director
                                       4400 MacArthur Blvd.,
                                       N.W. Suite 302
                                       Washington, D.C. 20007

Richard E. Cavanagh                    Director
                                       845 Third Avenue
                                       New York, NY  10022

Kent Dixon                             Director
                                       9495 Blind Pass Road
                                       Unit #602
                                       St. Petersburg, FL  33706

Frank J. Fabozzi                       Director
                                       858 Tower View Circle
                                       New Hope, PA  18938

Laurence D. Fink                       Director and Chairman of the Board
                                       345 Park Avenue
                                       New York, New York  10154

James Clayburn LaForce, Jr.            Director
                                       P.O. Box 1595
                                       Pauma Valley, CA  92061

Walter F. Mondale                      Director
                                       220 South Sixth Street
                                       Minneapolis, MN 55402

Ralph L. Schlosstein                   Director and President
                                       345 Park Avenue
                                       New York, New York  10154

Scott Amero                            Vice President
                                       345 Park Avenue
                                       New York, New York  10154

Keith T. Anderson                      Vice President
                                       345 Park Avenue
                                       New York, New York  10154

Michael C. Huebsch                     Vice President
                                       345 Park Avenue
                                       New York, New York  10154

Robert S. Kapito                       Vice President
                                       345 Park Avenue
                                       New York, New York  10154

Henry Gabbay                           Treasurer
                                       345 Park Avenue
                                       New York, New York  10154

James Kong                             Assistant Treasurer
                                       345 Park Avenue
                                       New York, New York  10154

Karen H. Sabath                        Secretary
                                       345 Park Avenue
                                       New York, New York  10154

Richard Shea, Esq.                     Vice President/Tax
                                       345 Park Avenue
                                       New York, New York  10154

Item  8.          Not applicable.
-------

Item 9.           (a)  No.
------            (b)  Not applicable.
                  (c)  No.
                  (d)  No.
                  (e)  Not applicable.

Item 10.  Total Assets.
----------------------

The Registrant has no assets.

Item 11.  Small Business Investment Company
-------------------------------------------

No.

Item 12.  Periodic Report.          Not Applicable.
-------------------------


                                 SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 19th day of November, 1999.



[SEAL]                        BCT SUBSIDIARY INC.


                              By:  /s/ Ralph L. Schlosstein
                                  ----------------------------------
                                  Name: Ralph L. Schlosstein
                                  Title: President



Attest:  /s/ Karen H. Sabath
         ---------------------
         Karen H. Sabath
         Secretary